Exhibit 99.1

CIBER, Inc.

6363 S. Fiddler’s Green Circle, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

Contact:	Gary Kohn	Robin Caputo

	Investor Relations	Media Relations
	303-625-5256	303-267-3876
	gkohn@ciber.com	rcaputo@ciber.com

CIBER REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS

Reaffirms 2011 Outlook

GREENWOOD VILLAGE, Colo., Feb. 22, 2011— CIBER, Inc. (NYSE: CBR), a global information technology consulting, services and outsourcing company, today reported results for the fourth quarter and full year 2010.

Financial highlights for the fourth quarter 2010 included:

•                  Revenue increased 6% to $277.4 million, the largest year-over-year increase in 8 quarters

•                  Constant currency adjusted revenue increased 8%

•                  Operating loss of $6.3 million, including $9.9 million (pre-tax) of bad debt expense and project write-off charges

•                  Excluding the charges, operating income of $3.6 million

•                  Net loss of $3.3 million, or $0.05 per share

•                  Excluding the charges, net income of $2.6 million, or $0.04 per share

Financial highlights for the Full Year 2010:

•                  Revenue increased 3% to $1.1 billion

•                  Constant currency adjusted revenue increased 4%

•                  Operating loss of $103.2 million, including $9.9 million (pre-tax) of bad debt and project write-off charges, and the $118.1 million (pre-tax) second quarter goodwill impairment and executive transition charges

•                  Excluding the charges, operating income of $24.8 million

•                  Net loss of $77.2 million, or $1.11 per share

•                  Excluding the charges, net income of $13.6 million, or $0.20 per share

•                  Cash flow from operations of $35 million

Strategic and operational highlights from 2010:

•                  Developed comprehensive strategic plan

•                  Unified sales and delivery organizations across North America

•                  Strengthened and added significant operating regimens

•                  Added complementary strength to management and board

•                  Invested in offshore delivery

President and Chief Executive Officer Dave Peterschmidt said, “We are undergoing an important transformation at CIBER.  This past year we set into motion a detailed and focused strategic plan and put in place the operational regimens necessary to achieve sustained and predictable performance and to increase shareholder value.  We have entered 2011with a tighter focus, increased discipline, a more efficient model and we continue to see general economic improvements in many markets.”

Consolidated Results

Fourth quarter revenue of $277.4 million increased 6%, or 8% on a constant currency basis, compared to last year’s fourth quarter.  Driving the revenue growth in the quarter was the performance of CIBER’s two largest divisions.  The International division, which totaled 41% of consolidated revenue, achieved revenue growth of 17%, or 24% adjusted for currency, while the Custom Solutions division, which comprised 33% of consolidated revenue, delivered 6% revenue growth.  The Segmenta acquisition completed in 2010 added 2% to consolidated and 6% to International revenue growth in the quarter.

Full year revenue exceeded expectations totaling $1.1 billion, an increase of 3% or 4% on a constant currency basis.  Full-year revenue growth was driven by the International division’s revenue growth of 10%, or 13% adjusted for currency.  The International division represented 36% of full-year consolidated revenue.  The Segmenta acquisition added 1% to consolidated and 3% to International revenue growth for the year.  The U.S. ERP division totaled 12% of full-year revenue and posted growth of 6% compared to 2009.

Gross margin for the quarter was 23.4% compared to 24.2% in last year’s fourth quarter.  International and Custom Solutions, CIBER’s two largest divisions, each improved gross margin from last year’s fourth quarter.  On a consolidated basis, the majority of the year-over-year decrease in gross margin was a result of the project charges taken in the fourth quarter 2010.  Additionally, gross margin was impacted in the fourth quarter of 2010 by project overruns on a small number of fixed-price contracts as well as CIBER ceasing to recognize revenue for services being delivered to a single financially distressed client.  Gross margin also included investments for future revenue growth, higher than normal use of subcontractors utilized to fill demand, and problematic legacy engagements which will come to closure in future periods.  Full-year 2010 gross margin of 24.5% was down 50 basis points from last year.

Fourth quarter operating loss was $6.3 million.  Excluding the bad debt expense and project write-off charges operating income was $3.6 million, and operating income margin was 1.3%.  In the same period last year, operating income was $6.2 million and operating income margin was 2.4%.  Full-year 2010 operating loss was $103.2 million including the bad debt and project write-off charges, and the $118.1 million second quarter goodwill impairment and executive transition charges.  Excluding these items, 2010 operating income was $24.8 million and operating margin was 2.3%.  Fourth quarter and full-year 2010 operating income included additional expenses from the organizational transition items resulting from the newly adopted strategy including combining of the North American branch offices, consolidation of the sales and delivery organizations, investments in sales training and infrastructure; expansion of India delivery capabilities; as well as senior leadership changes.

Fourth quarter net loss was $3.3 million or a $0.05 per share.  Excluding the bad debt expense and project write-off charges net income was $2.6 million or $0.04 per share.  Full-year 2010 net loss was $77.2 million, or $1.11 per share including the bad debt and project write-off charges, and the second quarter goodwill impairment and executive transition charges.  Excluding these items, 2010 net income was $13.7 million or $0.20 per share.

The fourth quarter tax rate included a $1.0 million benefit resulting from the utilization of net operating loss carry forwards within Europe.  For the full-year 2010 the Company had a net tax benefit driven primarily by the tax deductable portion of the goodwill impairment charge which significantly reduced U.S. taxable income.

Capital Deployment and Liquidity

CIBER’s total cash balance at year end was $69.3 million.  Cash provided by operating activities for the year was $35 million.  Capital expenditures for the year totaled $14 million.

Management has been focused on improving its days sales outstanding, or DSO’s.   At year end, DSO’s were reduced to 62 days compared with 71 days one quarter ago.  DSO’s were 61 days at December 31, 2009.

The total outstanding balance on the senior credit facility at year end was $87 million, a reduction of $10 million from December 31, 2009.

Outlook

Management reaffirmed its long-term outlook and its expectations for 2011.

Long term outlook:

•                  Double-digit revenue growth

•                  Gross profit margin exceeding 30%

•                  Operating margin exceeding 8%

•                  Double-digit EPS growth

•                  Cash flow from operations to approximate net income

2011 expectations:

•                  Revenue growth exceeding 4%

•                  Gross profit margin exceeding 25.5%

•                  Operating margin exceeding 3.5%

•                  EPS exceeding $0.30

•                  Tax rate in the mid thirties

•                  Cash flow from operations of approximately $30 million

•                  Capital expenditures of approximately $20 million, mostly to fund IT infrastructure improvements and the India build-out

2011 Key Success Factors

•                  Higher quality deal wins in key verticals

•                  Improved DSO and cash collection

•                  Gross and operating margin improvement

•                  Expanded India delivery

•                  Enhanced operational execution

Peterschmidt noted, “Our goal is to improve financial performance utilizing a refined strategic approach, improved operational regimens, and increased as well as narrowed focus on higher margin, well developed offerings.”

Significant Charges

In the fourth quarter 2010, the Company incurred higher than usual bad debt expense and project write-off charges totaling $5.9 million after tax ($9.9 million pre-tax) or $0.09 per share.  The charges stemmed primarily from a small number of projects.

In the second quarter of 2010, the Company incurred two significant, primarily non-cash, charges.  The significant charges totaled $84.9 million after-tax ($118.1 million pre-tax), or $1.22 per share, of which $112.5 million were non-cash.  The items were:

•                  An $81.2 million after-tax ($112.0 million pre-tax), or $1.17 per share, non-cash charge for impairment of goodwill.  Testing of goodwill as of June 30, 2010, using discounted cash flow analysis supported by comparative market multiples to determine the estimated fair values, indicated that the book values of Federal and Custom Solutions divisions’ goodwill were impaired. The goodwill impairment charge for these divisions was primarily driven by adverse equity market conditions that caused a sustained depression in

CIBER’s stock price and the financial performance of these divisions.  The charge reduces goodwill recorded in connection with acquisitions made in previous years and does not impact the Company’s business operations or cash flow.

•                  A $3.7 million after-tax ($6.1 million pre-tax), or $0.05 per share, charge for the departure of the former chief executive officer in April 2010 and the transition expenses related to the recruitment and hiring of the new chief executive officer, as well as expenses resulting from the former chairman of the board stepping down from that position.  This “executive change” charge includes separation payments, legal fees, search firm fees and other costs related to the transition and recruitment of the Company’s new chief executive officer.

Investor and Analyst Conference Call

CIBER President and Chief Executive Officer Dave Peterschmidt invites you to participate in a conference call today at 11:00 a.m. Eastern Time to discuss the Company’s financial results and outlook.

To participate in the conference call, dial 866-804-6928 (U.S.) or +1-857-350-1674 (outside the U.S.) ten minutes prior to the start of the call and provide the operator with the pass code 21202807.  This conference call will also be available via webcast at www.ciber.com/cbr.

A replay of the call and webcast will be available one hour after the call ends through March 22, 2011.  To access the telephone replay, dial 888-286-8010 (U.S.) or +1-617-801-6888 (outside the U.S.) and use the pass code 59391008.  The webcast replay will be available at www.ciber.com/cbr.

Non-GAAP Financial Information

CIBER presents a number of non-GAAP measurements because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods.  These non-GAAP measurements include revenue change constant currency adjusted; International revenue change adjusted for currency; fourth quarter operating income, operating income margin, net income and earnings per share excluding the fourth quarter bad debt expense and project write-offs; and full year operating income, operating income margin, net income and earnings per share excluding the fourth quarter bad debt expense and project write-offs and the second quarter goodwill impairment and executive transition charges.

Reconciliations of non-GAAP to comparable GAAP measures are available in the accompanying schedules and in the Investor Relations section of the Company’s website at www.ciber.com/cbr.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our operations, results of operations and other matters that are based on our current expectations, estimates, forecasts and projections. Words, such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “opportunity,” “plan,” “potential,” “project,” “should,” and “will” and similar expressions, are intended to identify forward-looking statements. For example, we make certain forward-looking statements regarding our current estimates for revenue and profitability for certain of our business units for 2011. These statements reflect a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements. These risks include, without limitation, risks that: (1) economic and political conditions, including regulatory or legislative action, adversely affect us or our clients’ businesses and levels of business activity; (2) we cannot expand and develop our services and solutions in response to changes in technology and client demand; (3) we cannot compete effectively in the highly competitive consulting, systems integration and technology and outsourcing markets; (4) our work in the government contracting environment exposes us to additional risks; (5) our clients may terminate their contracts with us or they may be unable or unwilling to pay us for our services, which may impact our accounting assumptions; (6) our outsourcing services subject us to operational and financial risk; (7) the type and level of technology spending by our clients may change; (8) we cannot maintain favorable pricing and utilization rates; (9) legal liability may result from solutions or services we provide; (10) we cannot anticipate the cost and complexity of performing our work or we are not able to control our costs; (11)

our global operations are subject to complex risks, some of which might be beyond our control, including, but not limited to, fluctuations in foreign exchange rates; (12) we cannot balance our resources with client demand or hire sufficient employees with the required skills and background; (13) we may incur liability from our subcontractors’ or other third parties’ failure to deliver their project contributions on time or at all; (14) we cannot manage the organizational challenges associated with our size or our business strategy; (15) consolidation in the industries that we serve could adversely affect our business; (16) our ability to attract and retain business depends on our reputation in the marketplace; (17) our share price could fluctuate due to numerous factors, including variability in revenues, operating results and profitability; and/or (18) other factors discussed from time to time in the Company’s news releases and public statements, as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in our Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Most of these factors are beyond our ability to predict or control. Forward looking statements are not guarantees of performance and speak only as of the date they are made, and we undertake no obligation to publicly update any forward-looking statements in light of new information or future events. Readers are cautioned not to put undue reliance on forward-looking statements.

About CIBER, Inc.

CIBER, Inc. is a global information technology consulting, services and outsourcing company applying practical innovation through services and solutions that deliver tangible results for both commercial and government clients. Services include application development and management, ERP implementation, change management, project management, systems integration, infrastructure management and end-user computing, as well as strategic business and technology consulting. Founded in 1974 and headquartered in Greenwood Village, Colorado, CIBER has more than 8,500 employees and subcontractors and operates in 18 countries, serving clients in North America, Europe and Asia/Pacific. Annual revenue in 2010 was $1.1 billion. CIBER trades on the New York Stock exchange (NYSE: CBR), and is included in the Russell 2000 Index and the S&P Small Cap 600 Index. For more information, visit www.ciber.com.

CIBER, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
REVENUES
Consulting services	$263,642	$249,609	$1,025,056	$992,779
Other revenue	13,736	12,645	46,287	44,921
Total revenues	277,378	262,254	1,071,343	1,037,700

OPERATING EXPENSES
Cost of consulting services	204,229	191,043	780,355	750,164
Cost of other revenue	8,134	7,686	28,368	28,243
Selling, general and administrative	70,232	55,764	249,341	225,643
Goodwill impairment	—	—	112,000	—
Amortization of intangible assets	1,068	1,520	4,429	5,891
Total operating expenses	283,663	256,013	1,174,493	1,009,941

OPERATING INCOME (LOSS)	(6,285)	6,241	(103,150)	27,759

Interest income	423	350	617	994
Interest expense	(1,956)	(1,822)	(7,044)	(6,180)
Other income (expense), net	51	(446)	65	338

INCOME (LOSS) BEFORE INCOME TAXES	(7,767)	4,323	(109,512)	22,911
Income tax expense (benefit)	(4,475)	1,772	(31,822)	7,795

CONSOLIDATED NET INCOME (LOSS)	(3,292)	2,551	(77,690)	15,116
Net income (loss) attributable to noncontrolling interests	22	19	(530)	158

NET INCOME (LOSS) ATTRIBUTABLE TO CIBER, INC.	$(3,314)	$2,532	$(77,160)	$14,958

Earnings (loss) per share:
Basic	$(0.05)	$0.04	$(1.11)	$0.22
Diluted	$(0.05)	$0.04	$(1.11)	$0.22

Weighted average shares outstanding:
Basic	70,029	69,530	69,626	67,996
Diluted	70,029	69,707	69,626	68,107

CIBER, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$69,329	$67,424
Accounts receivable, net of allowances of $9,413 and $3,192, respectively	239,214	213,100
Prepaid expenses and other current assets	25,396	22,727
Deferred income taxes	11,373	6,627
Total current assets	345,312	309,878

Property and equipment, net of accumulated depreciation of $60,732 and $57,958, respectively	26,443	24,830
Goodwill	338,908	450,739
Other intangible assets, net	2,357	5,159
Other assets	9,344	12,650

TOTAL ASSETS	$722,364	$803,256

LIABILITIES AND EQUITY
Liabilities:
Current liabilities:
Current portion of long-term debt	$10,473	$10,697
Accounts payable	49,835	33,981
Accrued compensation and related liabilities	72,918	65,747
Deferred revenue	21,194	17,634
Income taxes payable	9,760	10,402
Other accrued expenses and liabilities	48,768	34,563
Total current liabilities	212,948	173,024

Long-term debt	77,879	87,500
Deferred income taxes	6,159	36,486
Other long-term liabilities	5,878	—
Total liabilities	302,864	297,010

Commitments and contingencies

Equity:
CIBER, Inc. shareholders’ equity:
Preferred stock, $0.01 par value, 1,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 100,000 shares authorized, 74,487 shares issued	745	745
Treasury stock, at cost, 4,363 and 5,005 shares, respectively	(25,003)	(30,069)
Additional paid-in capital	325,177	322,999
Retained earnings	118,113	199,668
Accumulated other comprehensive income	661	12,193
Total CIBER, Inc. shareholders’ equity	419,693	505,536
Noncontrolling interests	(193)	710
Total equity	419,500	506,246

TOTAL LIABILITIES AND EQUITY	$722,364	$803,256

CIBER, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income (loss)	$(77,690)	$15,116
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Goodwill impairment	112,000	—
Depreciation	11,673	11,719
Amortization of intangible assets	4,429	5,891
Deferred income tax expense (benefit)	(38,876)	1,462
Provision for doubtful receivables	8,423	2,260
Share-based compensation expense	4,090	3,763
Other, net	4,332	2,329
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(37,282)	24,775
Other current and long-term assets	(1,580)	(520)
Accounts payable	16,564	(1,967)
Accrued compensation and related liabilities	6,561	1,035
Other current and long-term liabilities	18,140	8,441
Income taxes payable/refundable	4,337	7,243
Net cash provided by operating activities	35,121	81,547

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(3,580)	(4,330)
Purchases of property and equipment, net	(13,990)	(9,059)
Net cash used in investing activities	(17,570)	(13,389)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on long-term debt	385,481	569,619
Payments on long-term debt	(396,618)	(639,135)
Sale of common stock, net of $194 of issuance costs	—	23,220
Employee stock purchases and options exercised	2,384	2,404
Purchases of treasury stock	(2,444)	(4,998)
Excess tax benefits from share-based compensation	61	—
Credit facility origination/amendment fees paid	(685)	(3,471)
Acquisition of noncontrolling interest	(1,558)	—
Other, net	—	(222)
Net cash used in financing activities	(13,379)	(52,583)
Effect of foreign exchange rate changes on cash and cash equivalents	(2,267)	3,000
Net increase in cash and cash equivalents	1,905	18,575
Cash and cash equivalents, beginning of period	67,424	48,849
Cash and cash equivalents, end of period	$69,329	$67,424

CIBER, Inc.

SUMMARY SEGMENT DATA

(Dollars in thousands)

(Unaudited)

Summary Segment Analysis

	Three Months Ended December 31,			Year Ended December 31,
	2010	2009	Change	2010	2009	Change
Revenues:
International	$112,559	$96,580	17%	$385,155	$349,834	10%
Custom Solutions	91,248	86,070	6%	368,682	372,168	(1)%
U.S. ERP	29,225	31,857	(8)%	133,662	126,443	6%
Federal	26,162	29,736	(12)%	117,545	117,613	(0)%
IT Outsourcing	21,056	19,428	8%	76,947	76,341	1%
Total segment revenues	280,250	263,671	6%	1,081,991	1,042,399	4%
Corporate/Inter-segment	(2,872)	(1,417)		(10,648)	(4,699)
Total revenues	$277,378	$262,254	6%	$1,071,343	$1,037,700	3%

Operating income (loss):
International	$7,268	$6,110	19%	$19,842	$20,107	(1)%
Custom Solutions	4,349	3,621	20%	25,002	24,125	4%
U.S. ERP	(4,047)	2,789	(245)%	3,445	9,764	(65)%
Federal	(2,054)	1,190	(273)%	1,979	5,994	(67)%
IT Outsourcing	(700)	(668)	(5)%	(1,407)	(1,823)	23%
Total segment operating income	4,816	13,042	(63)%	48,861	58,167	(16)%
Corporate expenses	(10,033)	(5,281)		(35,582)	(24,517)
Goodwill impairment	—	—		(112,000)	—
Amortization of intangible assets	(1,068)	(1,520)		(4,429)	(5,891)
Total operating income (loss)	$(6,285)	$6,241		$(103,150)	$27,759

Segments as Percent of Total Segment Revenue and Total Segment Operating Income

(excluding Corporate/Inter-segment and corporate expenses, goodwill impairment and amortization)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues:
International	40%	37%	36%	34%
Custom Solutions	33%	33%	34%	36%
U.S. ERP	10%	12%	12%	12%
Federal	9%	11%	11%	11%
IT Outsourcing	8%	7%	7%	7%
Total segment revenues	100%	100%	100%	100%

Operating income:
International	151%	47%	41%	35%
Custom Solutions	90%	28%	51%	41%
U.S. ERP	(84)%	21%	7%	17%
Federal	(43)%	9%	4%	10%
IT Outsourcing	(14)%	(5)%	(3)%	(3)%
Total segment operating income	100%	100%	100%	100%

Segment Operating Margins

(excluding corporate expenses, goodwill impairment and amortization)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Operating margin:
International	6%	6%	5%	6%
Custom Solutions	5%	4%	7%	6%
U.S. ERP	(14)%	9%	3%	8%
Federal	(8)%	4%	2%	5%
IT Outsourcing	(3)%	(3)%	(2)%	(2)%
Total segment operating income	2%	5%	5%	6%

CIBER, Inc.

NON-GAAP FINANCIAL INFORMATION

(Dollars in millions, except per share amounts)

(Unaudited)

CIBER reports its financial results in accordance with generally accepted accounting principles (“GAAP”).  However, management believes that certain non-GAAP financial measures used in managing our business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results.  Certain of the information set forth in this press release constitutes non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission.  We have presented below a reconciliation of these measures to the most directly comparable GAAP financial measure.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with GAAP in the United States.

Components of Revenue

	Three Months Ended December 31, 2010
	Constant Currency Revenue Growth	Foreign Exchange Impact	GAAP Reported Revenue Growth
Revenues:
Consolidated	8%	(2)%	6%

International	24%	(7)%	17%

	Year Ended December 31, 2010
	Constant Currency Revenue Growth	Foreign Exchange Impact	GAAP Reported Revenue Growth
Revenues:
Consolidated	4%	(1)%	3%

International	13%	(3)%	10%

CIBER, Inc.

NON-GAAP FINANCIAL INFORMATION (CONTINUED)

(Dollars in millions, except per share amounts)

(Unaudited)

Operating Income Excluding Bad Debt Expense and Project Write-Off Charges, Goodwill Impairment and Executive Transition Charges

	Three Months Ended	Year Ended
	December 31, 2010	December 31, 2010

GAAP operating income (loss)	$(6.3)	$(103.2)
Goodwill impairment and executive transition, pre-tax	—	118.1
Bad debt expense and project write-offs, pre-tax	9.9	9.9
Operating income, excluding bad debt expense, project write-offs, goodwill impairment and executive transition	$3.6	$24.8

GAAP operating margin	(2.3)%	(9.6)%

Operating margin, excluding bad debt expense, project write-offs, goodwill impairment and executive transition	1.3%	2.3%

Net Income Excluding Bad Debt Expense and Project Write-Off Charges, Goodwill Impairment and Executive Transition Charges

	Three Months Ended	Year Ended
	December 31, 2010	December 31, 2010

GAAP net income (loss)	$(3.3)	$(77.2)
Goodwill impairment and executive transition, after tax	—	84.9
Bad debt expense and project write-offs, after tax	5.9	5.9
Net income, excluding bad debt expense, project write-offs, goodwill impairment and executive transition	$2.6	$13.6

Earnings (Loss) Per Share Excluding Bad Debt Expense and Project Write-Off Charges, Goodwill Impairment and Executive Transition Charges

	Three Months Ended	Year Ended
	December 31, 2010	December 31, 2010

GAAP earnings (loss) per share	$(0.05)	$(1.11)
Goodwill impairment and executive transition	—	1.22
Bad debt expense and project write-offs	0.09	0.09
Earnings per share, excluding bad debt expense, project write-offs, goodwill impairment and executive transition	$0.04	$0.20